Exhibit 12.1


                 FINANCIAL FEDERAL CORPORATION AND SUBSIDIARIES
                 SCHEDULE OF COMPUTATION OF DEBT-TO-EQUITY RATIO
                             (Dollars in Thousands)



                                                  July 31,
                                          ------------------------
                                            1998            1997
                                          --------        --------

           Total debt                     $602,822        $441,651

           Stockholders' equity           $123,229        $105,604

           Debt-to-equity ratio                4.9             4.2